Exhibit 10.1

Comverse Technology, Inc.

October 28, 2008

Avi T. Aronovitz

Comverse Technology, Inc.

810 Seventh Avenue, 35th Floor

New York, NY 10019

Dear Avi:

On behalf of Comverse Technology, Inc. (the “Company”), we wish to thank you for your years of dedicated service. This letter will govern the terms and conditions of your separation from service with the Company and its subsidiaries and affiliates. We hereby agree as follows:

1.         Your service as an officer and employee of the Company shall terminate at the close of business on November 30, 2008 (the “Separation Date”). Promptly following the execution of this letter agreement, the Company shall provide you with a copy of the Form 8-K disclosure that it will file describing the terms of your separation.

2.         You will resign from the Boards of Directors of Verint Systems Inc. and Ulticom, Inc., and any other subsidiary boards of directors or committees thereof, effective on the Separation Date or such earlier date as may be requested in writing by the Company.

3.         You will return all Company property to the Company on the Separation Date, including, without limitation, all Company automobiles, computers, telephones, blackberry devices, and all forms of confidential information related to the business of the Company other than the IMAC computer and printer that you currently utilize at home (which you shall be entitled to retain).

4.         You will execute and deliver to the Company a release, in the form of Exhibit A hereto, in accordance with the terms thereof, on the Separation Date and dated such date.

5.         In respect of your separation, you will be entitled to the payments and benefits from the Company and its subsidiaries as set forth on Exhibit B hereto. The payments and benefits set forth on Exhibit B shall be the sole and exclusive compensation to which you will be entitled in respect of your service with the Company and its subsidiaries or termination thereof.

6.         Until such time as the Company discloses information about your separation from service to the public, the Company will not disclose such separation or the terms thereof to anyone, other than to members of the Board of Directors of the Company, members of the Boards of Directors of Verint Systems Inc., Ulticom, Inc. and other Company subsidiaries, employees of the Company, Verint Systems Inc., Ulticom Inc. and other Company subsidiaries, and/or outside legal counsel to the Company, Verint Systems Inc., Ulticom Inc. and other Company subsidiaries, provided, in each case, that such individuals are instructed to maintain confidentiality. Until such time as the Company discloses information about your separation from service to the public, unless otherwise agreed, you will not disclose such separation or the terms thereof to anyone, other than to your immediate family and your legal and financial advisors, provided, in each case, that such individuals are instructed to maintain confidentiality.

Avi T. Aronovitz

October 28, 2008

7.         To address the fact that certain of your stock options may terminate before the Company's current prohibition on the exercise of stock options (the "Restricted Period") has expired (i.e., when the Company is in compliance with its reporting obligations under the federal securities laws), the Company confirms that, in accordance with the terms of the applicable stock option plans and in the same manner applicable to employees in general, the period during which you may exercise any of your stock options that would otherwise expire during the Restricted Period has been extended until the later to occur of (i) 90 days after the Separation Date and (ii) 30 days after the Restricted Period has expired. However, such extension of the exercise period will not extend the term of any such options beyond the expiration date that otherwise would have applied if you had remained an employee. The Company will provide written notice to you when option exercises can resume in the same manner as it provides such notice to other former employee option holders, provided that you provide the Company with timely contact information.

This letter shall amend all agreements and arrangements relating to your employment and service with the Company and any of its subsidiaries, including your Employment Agreement with the Company, dated as of July 13, 2006, as amended on April 20, 2007 (the “Employment Agreement”), in accordance with Section 17 of the Employment Agreement. This letter and the Employment Agreement (as amended hereby) shall constitute the entire agreement between the parties and shall supersede the provisions of all other prior agreements expressly concerning the subject matter herein and in the Employment Agreement.

 Sincerely,

COMVERSE TECHNOLOGY, INC.

By:	/s/ Lance Miyamoto
	Name:	Lance Miyamoto
	Title:	Executive Vice President, Global Head – Human Resources

Accepted and agreed to:

/s/ Avi T. Aronovitz
Avi T. Aronovitz

Date signed: October 28, 2008

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Comverse Technology, Inc.

EXHIBIT A

RELEASE

This RELEASE ("Release") dated as of ___________, _____ (the “Separation Date”) between Comverse Technology, Inc., a New York corporation (the “Company”), and Avi T. Aronovitz (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated July 13 2006, as amended by amendment dated April 27, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective on the Separation Date; and

WHEREAS, pursuant to the letter agreement dated [ ], 2008 (the “Letter Agreement”), which amends the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, as amended by the Letter Agreement, the Company and the Executive agree as follows:

1.         The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative, arbitral or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. The Executive does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Executive’s behalf. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2.	The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company, the Indemnification Agreement (as referred to in Section 13 of the Employment Agreement), and/or other agreements, insurance policies or the law or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

COMVERSE TECHNOLOGY, INC. By:________________________________ Name: Title:
THE EXECUTIVE ________________________________ Avi T. Aronovitz

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EXHIBIT B

SEVERANCE PAYMENTS AND BENEFITS

1.	Bonus for the current year: $200,000, payable in lump sum within 30 days following the Separation Date in accordance with the Company’s payroll practice.

2.	100% of annual salary at its current rate : $350,000, payable in lump sum within 30 days following the Separation Date in accordance with the Company’s payroll practice.

3.	100% of maximum Bonus Compensation: $400,000, payable in lump sum within 30 days following the Separation Date in accordance with the Company’s payroll practice.

4.	Payment by the Company of full premiums (employer and employee portions) for COBRA health benefits continuing current coverage during the 18-month period following the Separation Date.

5.	Vesting as of the Separation Date of all outstanding, unvested stock options and deferred stock awarded to you. Your outstanding, unvested stock options and deferred stock consist of the following:
a.	625 shares subject to options granted December 6, 2004;
b.	3,750 shares subject to options granted October 14, 2005;
c.	20,000 shares of deferred stock granted July 13, 2006;
d.	2,872 shares of deferred stock granted April 20, 2007; and
e.	30,000 shares of deferred stock granted March 7, 2008.

All of such stock option and deferred stock awards shall otherwise remain subject to the terms and conditions of their respective award agreements and plans provided that, on each settlement date applicable for a deferred stock award, the Company will retain a portion of such award, represented by shares of Company common stock with a value sufficient to cover the applicable withholding tax and remit such tax, with the shares of Comverse common stock valued using the closing price of such shares on the applicable settlement date. A list of your outstanding options and deferred stock is set forth on Exhibit C.

6.	Accrued vacation pay: $12,000.

7.

Salary at its current rate ($350,000 per annum) earned but not paid prior to the Separation Date, and amounts earned, accrued or owing to you prior to the Separation Date but not yet paid under Sections 7, 8 or 9 of the Employment Agreement.

EXHIBIT C

OUTSTANDING EQUITY AWARDS

Comverse Technology, Inc.

Grant Date	Exercise Price	Shares	Vested	Unvested

12/23/2002	$10.52	15,000	15,000	-
12/19/2003	$16.70	12,000	12,000	-
12/6/2004	$22.39	5,660	5,035	625
12/6/2004	$22.39	4,340	4,340	-
10/14/2005	$24.04	5,581	1,831	3,750
10/14/2005	$24.04	9,419	9,419	-
7/13/2006	*	40,000	20,000	20,000
4/20/2007	*	11,490	8,618	2,872
3/7/2008	*	30,000	-	30,000

* N.A. – Deferred stock awards

Verint Systems Inc.

Grant Date	Exercise Price	Shares	Vested	Unvested

12/9/2004	$35.11	3,000	3,000	-
1/11/2006	$34.40	3,000	3,000	-

Ulticom, Inc.

Grant Date	Exercise Price	Shares	Vested	Unvested

6/26/2003	$9.72	5,625	5,625	-

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